Exhibit 99.1

THOMAS PROPERTIES GROUP ADDS 586,000 SQUARE FEET OF CLASS A OFFICE TO ITS PREMIER NORTHERN VIRGINIA PORTFOLIO — Acquires Centerpointe I & II office towers and Fair Oaks Plaza in Fairfax —

LOS ANGELES, February 5, 2007 – Thomas Properties Group, Inc. (NASDAQ:TPGI), through its joint venture with the California State Teachers’ Retirement System, TPG/CalSTRS, LLC, has acquired two Class A office properties totaling approximately 586,000 square feet in Fairfax, VA. Centerpointe I & II office towers and Fair Oaks Plaza were purchased for $166.5 million.

“Fairfax is one of the most desirable business locations in Northern Virginia as reflected in its low office vacancy rates. These are attractive office properties in a mature market with little land available for new development,” said James A. Thomas, chairman and chief executive officer. “This acquisition gives us a significant presence in Northern Virginia and continues our strategy of expanding in markets we know.”

Thomas Properties’ Northern Virginia portfolio includes the nearby Reflections I and II office buildings in Reston totaling approximately 188,000 square feet.

The Fairfax properties are located near the intersection of Route 50 and I-66, major transportation arteries with easy access to Dulles Airport and neighboring business centers including Washington D.C. Each is a short walk to a variety of shopping and dining options including the 1.4 million-square-foot Fair Oaks Mall and the lively Fairfax Corner with its mix of entertainment, retail, office and residential space.

“Employers find the wide variety of housing that has been developed in Fairfax and the tremendous dining and retail amenities, important factors in attracting and retaining top talent,” added Thomas.

Centerpointe I & II, located at 4050 and 4000 Legato Road, are twin 11-story, 204,000- square-foot towers. With floor to ceiling windows and 19,000-square-foot floor plates, the buildings offer abundant natural light and flexible space design options. A large richly landscaped public area connects the buildings and features a tranquil fountain and outdoor seating which enhance the campus environment. Original sculptures are the focal point for each of the spacious 5,000-square-foot building lobbies that are finished in marble and granite.

“Centerpointe is currently 99 percent leased, however a large block of space could become available in late 2007. This offers an opportunity to lease in a market where there is strong demand, particularly from major companies with significant space needs and limited location options,” noted Steve Todd, Senior Associate of Thomas Properties Group. Currently the office vacancy rate in Fairfax is 6.5 percent and it ranks among the nation’s top markets in terms of job creation and economic growth.

Located just two miles east of Centerpointe is Fair Oaks Plaza, at 11350 Random Hills Road. The 94 percent leased building has a height of eight-stories clad in polished granite, with floor to ceiling windows and 21,125-square-foot floor plates. A brick, circular drive creates a welcoming entry to the bright two-story atrium lobby.

The purchase price for Centerpointe I & II and Fair Oaks Plaza, including estimated closing costs, will be funded with $135.3 million of mortgage financing proceeds and approximately $43.1 million of equity, with Thomas Properties Group funding $10.8 million (25 percent), and CalSTRS funding $32.3 million (75 percent).

Thomas Properties Group will assume property management for the buildings and will oversee leasing and marketing in conjunction with CB Richard Ellis.

The seller was represented by CB Richard Ellis in the Centerpointe transaction and Jones Lang LaSalle in the Fair Oaks Plaza transaction.

Thomas Properties Group currently owns or manages a portfolio of more than 12 million square feet of commercial real estate nationwide, including approximately 774,000 square feet in the Northern Virginia market.

About Thomas Properties Group

Thomas Properties Group, Inc., based in Los Angeles, is a full-service real estate company that owns, acquires, develops and manages office, retail and multi-family properties throughout the United States. The company has four primary areas of focus: property operations, property acquisitions, property development and redevelopment, and investment management. The company seeks to capitalize on opportunities for above-average risk-adjusted investment returns from real estate ownership, while managing the volatility associated with the real estate industry through joint-venture ownership structures. For more information on Thomas Properties Group, Inc., visit www.tpgre.com.

Forward-Looking Statements:

Statements made in this press release that are not historical may contain forward-looking statements. Although Thomas Properties Group, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, these statements are subject to numerous risks and uncertainties. Factors that could cause actual results to differ materially from the company’s expectations include actual and perceived trends in various national and economic conditions that affect global and regional markets for commercial real estate services, including interest rates, the availability of credit to finance commercial real estate transactions, and the impact of tax laws affecting real estate. For a discussion of some of the factors that may cause our results to differ from management’s expectations, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors That May Influence Future Results of Operations” in our 10- K for the year ended December 31, 2005, and contained in the company’s reports on Form 10- Q for fiscal quarters during 2006, which have been filed with the SEC. Thomas Properties Group, Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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